EXHIBIT 99.1

CONTACT:	Bob Leahy	Erin Reilly
	VP Finance & Operations	Investor Relations
	Brooktrout, Inc.	Brooktrout, Inc.
	(781) 433-9426	(781) 292-9378

Brooktrout Updates First Quarter 2005 Guidance

Conference Call Scheduled for 8:00a.m. ET on April 6, 2005

Needham, Mass., April 5, 2005 – Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New Network™, today announced that it expects to report revenue and net income for the quarter ended March 31, 2005 that are lower than previous guidance. Based on preliminary information, first quarter 2005 revenue is expected to be approximately $17.8 million to $18.1 million. This preliminary revenue range compares to prior revenue guidance given on February 17, 2005 of $19.5 million to $21 million and compares to first quarter 2004 revenue of $18.7 million. Because of the shortfall in revenues, Brooktrout expects to report a small loss between $300,000 and $600,000 versus previous guidance of net income of $300,000 to $800,000. This compares to a net income in first quarter of 2004 of $182,000.

In addition, the company expects that first quarter 2005 gross margin will be between 68 percent and 70 percent with operating expenses in line with previous guidance of $13.0 million to $13.5 million.

Brooktrout Updates First Quarter 2005 Guidance	2-2-2

The company is hosting a conference call at 8:00 a.m. ET tomorrow to discuss its revised guidance. Brooktrout plans to announce final first quarter 2005 results after the market closes on April 21, 2005.

“We believe that our first quarter results were principally due to a weakness in the TDM voice and data area where we have a much smaller concentration of business,” commented Eric Giler, president of Brooktrout. “We experienced a shortfall of revenue from the first quarter due to customers finalizing second half 2004 acquisitions,” said Giler, “and we expect business to resume some time in the middle of the year for these customers. Despite the shortfall in revenue compared to our earlier guidance, we expect to report that our fax business is up 10% year-over-year and that the Voice over IP portion of our business is very healthy with a backlog of approximately $4,000,000 leading us into the second quarter,” said Giler.

Outlook
“We are anticipating growth in the second quarter of between five percent and seven percent as compared to the second quarter of 2004. We are committed to profitability and will adjust operating expenses appropriately in the second quarter to remain profitable at that sales level,” said Giler. “Overall, we remain optimistic about 2005 and will be completing a thorough analysis of revenue sources and expense levels, and we will have additional guidance when we report final first quarter 2005 results.”

Brooktrout Updates First Quarter 2005 Guidance	3-3-3

Conference Call Details
The company will host a conference call tomorrow at 8:00a.m. ET to discuss revised guidance. The conference call will be simultaneously broadcast live over the Internet. Anyone interested in listening to this teleconference can do so by logging onto the Brooktrout, Inc. website at <http://www.brooktrout.com/investor>.

The webcast will be available on Brooktrout’s website until Thursday, April 21, 2005. Following the live broadcast, a telephone replay will also be available at 1-973-341-3080, passcode #5932559 until 8:00 a.m. ET on Thursday, April 7, 2004.

Note to Investors
Statements in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to statements contained in paragraph five of this release. Readers should not place undue reliance on forward-looking statements because they involve known and unknown risks and uncertainties, which may cause our actual results, performance, and achievements to differ materially from what are expressed or implied by such forward-looking statements. Other risks and uncertainties include, among other things, the current telecommunications market slow down and its impact on our customers’ business and financial strength, the uncertainties relating to global events, the ability to keep pace with the evolution of the telecommunications hardware and software market, the impact of competition, and the impact of changes to regulations affecting the telecommunications and Internet industries. Additional information concerning these and other risk factors is contained in the “Factors That May Affect Future Results” section of Brooktrout, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Brooktrout Updates First Quarter 2005 Guidance	4-4-4

About Brooktrout
Brooktrout, Inc., headquartered in Needham, MA, delivers communications hardware and software products that enable applications for the New Network™ – a Network born through the marriage of the telephone and data networks. Brooktrout, Inc.’s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets. Brooktrout believes that a solid focus on customers, significant first-to-market products and key acquisitions are making it a partner of choice for today’s hottest communications service and enterprise application providers. Brooktrout is traded publicly on NASDAQ under the symbol BRKT. For more information, visit http://www.brooktrout.com/investor.

Brooktrout and the New Network are trademarks or registered trademarks of Brooktrout, Inc.
All other trademarks are the property of their respective owners.

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